EXHIBIT 99.1


FOR RELEASE:                               CONTACT:
Date: August 20, 2003                      Lisa Lopez
Time: 9:30 am                              Tel. (781) 356-9457
                                           Alternate Tel. (617) 320-2401
                                           fallon@haemonetics.com

    HAEMONETICS APPOINTS EXECUTIVE LEADERSHIP OF NEW OPERATING DIVISIONS

               PETER ALLEN HIRED AS PRESIDENT, DONOR DIVISION
           BRIAN CONCANNON HIRED AS PRESIDENT OF PATIENT DIVISION

BRAINTREE, MA, August 20, 2003 - Today Haemonetics Corporation announced the appointments of Peter M. Allen and Brian Concannon, respectively, as Presidents of the Company's newly created Donor and Patient Divisions. The Donor Division will deliver products and services to blood collectors worldwide. The Patient Division will deliver products and services to hospitals worldwide.

Mr. Allen has over twenty years experience in health care and medical products. He was employed in numerous sales, marketing and management positions during his fourteen year career at Baxter International including as Director of the Marketing Distribution Division. From 1998 - 2001, Mr. Allen was Vice President of Pharmacy Services, then Oncology Business at Syncor International. Most recently, he was Vice President with The Athena Group, a merchant banking group engaged exclusively in strategic financing and advisory services to the global healthcare industry. Mr. Allen is a 1981 finance graduate of Lehigh University.

Mr. Concannon has eighteen years sales, marketing and operations management experience of increasing responsibility at American Hospital Supply Corporation, Baxter Healthcare Corporation, Allegiance Healthcare, and Cardinal Health Medical Products and Services. Most recently, he was President of Cardinal's Northeast Region, with profit and loss responsibility for a $1.3 billion business consisting of 10 facilities and 1,100 employees in the 12 northeast states. Mr. Concannon is a 1979 graduate of the U.S. Military Academy at West Point, with a B.S. degree, concentration in engineering.

Brad Nutter, Haemonetics President and CEO commented, "I have known these executives for most of their accomplished careers. I'm proud and delighted that Haemonetics has attracted such broad based executives to our leadership team."

Haemonetics will be presenting in late September at conferences sponsored by UBS Warburg in New York City and Sidoti & Company in San Francisco.

Haemonetics (NYSE: HAE) is a global company engaged in the design, manufacture and worldwide marketing of automated blood processing systems. These systems address important medical markets: surgical blood salvage, blood component collection, plasma collection, and blood component safety. To learn more about Haemonetics' products and markets, visit the Company's web site at http://www.haemonetics.com.


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